UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 21, 2017

RICEBRAN TECHNOLOGIES
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2928 Ramco Street, Suite 120 West Sacramento, CA	95691
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Dennis Dykes as Chief Accounting Officer of RiceBran Technologies

On June 21, 2017, Dennis Dykes, 48, was appointed Vice President and Chief Accounting Officer of RiceBran Technologies (the “Company”), reporting directly to Brent Rystrom, the Company’s Chief Financial Officer.  Mr. Dykes joined the Company in May of 2014 as corporate controller, where he supervised accounting and finance functions, including general ledger accounting, internal financial reporting, accounts receivable and accounts payable.  In March 2015, he became the Company’s Vice President of Accounting and Compliance, where he managed accounting and reporting functions, including SEC reporting, general ledger accounting and corporate internal controls compliance. Prior to joining the Company, Mr. Dykes garnered nearly 20 years of business accounting and operations experience in multiple industries with companies, including Avella Specialty Pharmacy and Carrier Commercial Service. He has served in several finance and operations leadership roles including a consulting practice focused on accounting, tax and legal transactions.  Mr. Dykes has a B.A.A. in Accounting and a B.A. in Business Administration from St. Ambrose University and a J.D. from Whittier Law School.  He is a certified public accountant in Arizona as well as Illinois.

Mr. Dykes is eligible to participate in the annual bonus programs applicable to senior officers that are approved by the Company’s Compensation Committee. In connection with his appointment as the Company’s Chief Accounting Officer, Mr. Dykes was granted an option to purchase 10,000 shares of common stock pursuant to the Company’s 2014 Equity Incentive Plan.

Mr. Rystrom served as the Company’s principal accounting officer until Mr. Dykes was appointed the Company’s Chief Accounting Officer. Mr. Rystrom continues to serve as the Company’s Chief Financial Officer and principal financial officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICEBRAN TECHNOLOGIES

Date: June 27, 2017	By:	/s/ Robert Smith
Robert Smith
Chief Executive Officer
(Duly Authorized Officer)